Exhibit 99.1

BOB L. MARTIN JOINS GAP INC. BOARD OF DIRECTORS

SAN FRANCISCO—September 10, 2002—Gap Inc. (NYSE:GPS) today announced that Bob L. Martin, a former Wal-Mart executive with more than 30 years of international retail and information technology management experience, is joining the company’s Board of Directors.

Mr. Martin, 53, was an executive with Wal-Mart for 15 years and served as President and Chief Executive Officer of Wal-Mart’s International Division from 1993-1999. Under Mr. Martin’s leadership, Wal-Mart’s International Division grew from an initial investment in Mexico to more than 700 stores in eight countries with annual sales of more than $12.0 billion. Prior to leading the International division, Mr. Martin served as Wal-Mart’s Chief Information Officer and helped develop the company’s advanced information systems.

“Bob’s good business judgment, information technology expertise and international retail experience will be an asset to us,” said Gap Inc. Chairman Donald G. Fisher. “I’m delighted to have him on the board.”

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2001 sales exceeded $13.8 billion. As of September 5, 2002, Gap Inc. operated 4,263 stores in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

Gap Inc. Media Contact:

Alan Marks
415-427-6561